Exhibit 99.03

Daily Revenue Increases 100% In Just The Past Two Weeks On WWW.PAZOO.COM

WHIPPANY, N.J., April 24, 2014 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that daily advertising revenue has increased approximately 100% over the past two weeks from just under $300 per day to approximately $600 per day. These results have not been reviewed or audited yet, but are readily attainable from our ad revenue tracking systems. Current daily revenue now puts www.pazoo.com on an annualized run rate of over $200,000, not factoring in any further growth, compared to the $42,824 reported for all of last year.

Pazoo began a marketing and awareness campaign approximately two weeks ago (See, press release of April 9, 2014).  Since this campaign began there has not only been a steady increase in traffic to the website, and resulting revenue increases, but over the last week there has been an accelerated rate of increase on a daily basis. The increase in revenue and traffic is driven by our broad based organic social media campaign, which is at the start of a long term scaling up, with the ad revenue from this campaign having a gross margin of approximately 100%. The increase in traffic and revenue has been consistently growing since the start of the social media campaign that revenues for last week were the highest weekly ad revenues in the history of Pazoo.com.  Additionally, this campaign has increased pre roll advertising by 100%.

Typically big marketing campaigns to drive traffic result in a temporary deterioration to time spent and page views on a website. However, it is very encouraging that time spent on the website and page views has remained steady as the increases are occurring on www.pazoo.com.

CEO of Pazoo, Inc., David Cunic stated, "This second quarter of 2014 finally appears to be the blowout quarter we have been working so hard towards. We finally expect to reach breakeven on a daily basis by the end of the quarter but are as confident as one can be that it will happen no later than the third quarter.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: April 24, 2014